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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE: BIRMINGHAM, AL AND DECATUR, AL -- JULY 25, 1997 -- Alabama National BanCorporation (Nasdaq/NM: ALAB), headquartered in
Birmingham, Alabama, and First American Bancorp, headquartered in Decatur, Alabama, today jointly reported the signing of a definitive agreement providing for the merger of the two companies. Alabama National will be the resulting company, with First American Bank and the other subsidiaries of First American continuing to operate under their existing corporate names.

John H. Holcomb, III, Chairman of the Board and Chief Executive Officer of Alabama National, and Dan M. David, Chairman, President and Chief Executive Officer of First American, jointly announced the merger.

"We are extremely fortunate to have reached this agreement," stated Holcomb. "We have long admired First American and its leadership, and believe we are gaining a superb merger partner with a strong presence in its markets. The merger will firmly establish Alabama National's presence in the northern Alabama market."

"As we join with Alabama National, our two organizations will complement and support each other and give the combined company the ability to provide the highest level of service and added convenience to our customers," stated David. "Alabama National's community banking strategy and its focus on customer service led us to the conclusion that it is the best possible partner for our customers, shareholders and employees."

Alabama National, the sixth largest bank holding company based in Alabama, reported total assets at June 30, 1997 of approximately $928 million. It currently operates 32 locations through seven bank subsidiaries. The lead bank subsidiary for Alabama National is National Bank of Commerce of Birmingham, with other subsidiaries including Citizens Bank of Talladega, First National Bank of Ashland, Bank of Dadeville, Alabama Exchange Bank in Tuskegee, Gulf Bank in Gulf Shores, and First Bank of Baldwin County. The Alabama National banks provide full banking services to individuals and businesses that prefer local bank decision-making and personalized service. Brokerage services are provided to customers through NBC's wholly-owned subsidiary, NBC Securities, Inc.

First American is the holding company for First American Bank, Corporate Billing, Inc., and First Allegiance Mortgage, Inc., all based in Decatur, Alabama. It serves its customer base through 7 offices located in Decatur, Athens, Madison and Ardmore, Alabama.

         As of March 31, 1997 First American reported total assets of approximately $230 million. The resulting company is expected to have assets in excess of $1.1 billion.

First American stockholders and option holders will receive 2,200,000 shares or options to purchase shares of Alabama National common stock in the aggregate. The effective exchange ratio will be 0.7199 Alabama National share for each First American share.





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In connection with the merger, three existing First American directors will be appointed to Alabama National's board. In addition, David will be elected to serve as Alabama National's Vice-Chairman and will remain Chairman of First American Bank.

The merger of Alabama National and First American is subject to regulatory and stockholder approval of both companies, a satisfactory due diligence review and certain other conditions of closing. It is expected that the transaction will close by year-end and it will be accounted for as a pooling of interests.

CONTACT:         Alabama National BanCorporation, Birmingham
                          John H. Holcomb, III - Chairman and Chief Executive Officer (205) 583-3600

                 First American Bancorp
                          Dan M. David - Chairman, President and Chief
                          Executive Officer (205) 340-7000